EXHIBIT 99.4

ACTIVCARD CORP.

offer to exchange

0.95 shares of its common stock for

each outstanding common share

and

0.95 shares of its common stock for

each outstanding American depositary share

of

ACTIVCARD S.A.

pursuant to the Preliminary Prospectus dated June 9, 2003

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 7, 2003, UNLESS EXTENDED.

June 9, 2003

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

ActivCard Corp., a Delaware corporation (“ActivCard Corp.”), is offering to exchange:

•	0.95 shares of ActivCard Corp. common stock (rounded down to the nearest whole number) for each ActivCard S.A. common share that is validly tendered in the exchange offer and that is accepted by ActivCard Corp.;

•	0.95 shares of ActivCard Corp. common stock (rounded down to the nearest whole number) for each ActivCard S.A. ADS that is validly tendered in the exchange offer and that is accepted by ActivCard Corp; and

•	a cash payment equal to the fair market value of any fractional shares of ActivCard Corp. common stock that you would otherwise receive in the exchange offer, but for the “rounding down” of the ActivCard Corp. shares to be issued in the exchange offer.

This exchange offer is made on the terms and is subject to the conditions set forth in our preliminary prospectus dated June 9, 2003 (the “Prospectus”) and the accompanying Form of Acceptance for the common shares and Letter of Transmittal for the ADSs.

We are requesting that you contact your clients for whom you hold ADSs of ActivCard S.A. regarding the exchange offer. We are enclosing the following documents for your information and for forwarding to your clients for whom you hold ADSs of ActivCard S.A. registered in your name or in the name of your nominee, or who hold such ADSs registered in their own names:

•	the Prospectus;

•	the Letter of Transmittal for the ADSs;

•	a Notice of Guaranteed Delivery to be used to accept the exchange offer with respect to the ActivCard S.A. ADSs;

•	the Form of Acceptance (which constitutes part of the exchange offer and is being provided for informational purposes);

•	a form of letter which may be sent to your clients for whose account you hold ADSs of ActivCard S.A. registered in your name or the name of your nominee; and

•	a return envelope addressed to The Bank of New York, as U.S. Exchange Agent.

ActivCard S.A. common shares cannot be tendered by means of the enclosed Letter of Transmittal (which is exclusively for use in respect of ADSs). If your clients hold ActivCard S.A. common shares, you should use the enclosed Form of Acceptance for tendering such securities into the exchange offer by following the instructions set forth in that form. Additional information can be obtained from Innisfree M&A Incorporated, the Information Agent, at the telephone numbers set forth in the Prospectus.

Unless a holder of ADSs of ActivCard S.A. complies with the procedures described in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging ADSs—Guaranteed delivery procedures,” the holder must do one of the following before the expiration date to participate in the exchange offer:

•	tender the ADSs of ActivCard S.A. by sending (1) the ADRs representing such ADSs, in proper form for transfer, (2) the Letter of Transmittal, properly completed and executed, with any required signature guarantees, and (3) all other documents required by the Letter of Transmittal, to the U.S. Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging ADSs”; or

•	tender the ADSs by using the book-entry procedures described in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging ADSs—Book-entry transfer” and transmitting the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message instead of the Letter of Transmittal, to the U.S. Exchange Agent.

In order for a book-entry transfer to constitute a valid tender of ADSs in the exchange offer, the U.S. Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of such ADSs into the U.S. Exchange Agent’s account at The Depository Trust Company before the expiration date. The term “agent’s message” means a message, transmitted by The Depository Trust Company and received by the U.S. Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of ADSs that the holder has received and has agreed to be bound by the Letter of Transmittal.

If a registered holder of ADSs wishes to tender the ADSs in exchange offer, but

•	the ADRs for the ADSs are not immediately available, or

•	time will not permit the ADRs or other required documents to reach the U.S. Exchange Agent before the expiration date, or

•	the procedure for book-entry transfer cannot be completed before the expiration date,

a tender of ADSs may be effected by following the guaranteed delivery procedures described in the Prospectus under “Terms of the Exchange Offer—Procedures for exchanging ADSs—Guaranteed delivery procedures.”

ActivCard Corp. will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of ADSs of ActivCard S.A. held by them as nominee or in a fiduciary capacity. ActivCard Corp. will pay or cause to be paid all transfer taxes applicable to the exchange of ActivCard S.A. ADSs in the exchange offer, except as set forth in Instruction 11 of the Letter of Transmittal.

Your prompt action is requested. Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to Innisfree M&A Incorporated, the Information Agent, at the telephone numbers set forth in the Prospectus.

Very truly yours,

ACTIVCARD CORP.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ACTIVCARD CORP. OR THE EXCHANGE AGENTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS, THE FORM OF ACCEPTANCE OR THE LETTER OF TRANSMITTAL.

Enclosure

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